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                                                                  EXHIBIT 10.20



                              LAI WORLDWIDE, INC.
                           Suite 200E Northdale Plaza
                            3903 Northdale Boulevard
                              Tampa, FL 33624-1824



                               February 25, 1999



Mr. Philip R. Albright
2914 Bay Vista Avenue
Tampa, FL 33611

Dear Phil:

         This letter confirms in writing our agreements with you regarding your position as Chief Financial Officer ("CFO") of LAI Worldwide, Inc. (the "Company").

         1. Effective February 1, 1999 (the "Effective Date"), you became the Chief Financial Officer ("CFO") of the Company.

         2. In your capacity as CFO, you will perform duties and services consistent with your position, as may reasonably be assigned to you by the Chief Operating Officer. Your duties and responsibilities will be commensurate with those customarily associated with the Chief Financial Officer of a corporation comparable to the Company. You will report directly to the Chief Operating Officer. You will be based and reside in Tampa, Florida. During your employment with the Company, except during periods of vacation or other leave permitted under this letter agreement, you shall devote your best reasonable efforts and your full business time and attention during regular business hours to the business and affairs of the Company as may be reasonably necessary in performing your duties under this letter agreement. You shall not become employed, engaged or involved, in any capacity, in any commercial or professional endeavor or business other than the business and affairs of the Company. Notwithstanding the foregoing, you may (i) serve on corporate, trade association, civic, religious or charitable boards






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or committees, and (ii) manage personal investments, so long as such activities do not interfere with the performance of your duties and responsibilities under this letter agreement and do not create a conflict of interest with your duties hereunder.

         3. Commencing with the Effective Date, the Company shall pay you a base salary at the rate of $175,000 per year (the "Base Salary") in bi-weekly or such installments as is the Company's practice with respect to its senior management.

         4. You shall be eligible to earn as incentive compensation an annual bonus based upon your performance as CFO (the "Performance Bonus") in accordance with the incentive bonus plan(s) adopted from time to time by the Compensation and Management Development Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee shall establish criteria for such Performance Bonus at the beginning of each fiscal year. Your Performance Bonus for the Company's current fiscal year ending February 28, 1999 shall be paid in accordance with the terms of the letter agreement between you and the Company dated November 9, 1998 regarding your employment as Interim CFO of the Company (the "Interim CFO Letter Agreement"), which terms as to such Performance Bonus are incorporated herein and made a part hereof. To receive any Performance Bonus, you must be employed by the Company as of the last day of the fiscal year with respect to which any such Performance Bonus relates. For each fiscal year during the term of this letter agreement, unless the Committee shall determine otherwise for fiscal years after February 28, 2000, your Target Performance Bonus (the "Target Bonus") shall be equal to 65% of your Base Salary, and your Maximum Performance Bonus (the "Maximum Bonus") shall be equal to 120% of your Base Salary.

         5. Immediately upon execution of this letter agreement, you shall receive a bonus of $30,000 in cash in consideration of your appointment as CFO. Also upon execution of this letter agreement, you waive all rights to Severance Benefits as defined in Section 7 of the Interim CFO Letter Agreement.




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         6.  In the event of the termination of your employment (A) by the
Company for any reason other than "Good Cause" (as defined in Section 9 of this letter agreement) or (B) by you at any time during the 60 day period which occurs six months after a "Change in Control" (as that term is defined in Section 2(d) of the Company's 1998 Omnibus Stock and Incentive Plan), (A) you shall receive (i) a deferred bonus in cash in the amount of 100% of one year's Base Salary plus (ii) 100% of one year's Target Bonus (the "Deferred Bonus"), payable in a cash lump sum payment within ten days after such termination and
(B) the Company will continue, at its sole cost and expense, for a period of 18 months after such termination, the health and medical insurance provided to you and your dependents immediately prior to such termination.

         7. If you receive any payment under Section 6 hereof (a "Section 6 Payment"), and the Section 6 Payment, or any portion thereof, is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code 1986 (as amended from time to time, the "Code"), or any successor or similar provision of the Code (the "Excise Tax"), the Company shall pay you such additional cash amount (the "Gross Up") such that the net amount retained by you after payment of any Excise Tax on the Section 6 Payment (and other state or federal income tax and Excise Tax on any amounts paid as Gross Up hereunder) shall be equal to the Section 6 Payment. For purposes of determining the Gross Up, you shall be deemed to pay the federal income tax at the highest marginal rate of taxation (currently 39.6%) in the calendar year in which the payment to which the Gross Up applies is to be made. The determination of whether such Excise Tax is payable and the amount thereof shall be made upon the opinion of tax counsel selected by the Company and reasonably acceptable to you. The Gross Up, if any, that is due as a result of such determination shall be paid to you in cash in a lump sum within thirty (30) days of such computation. If such opinion is not finally accepted by the Internal Revenue Service upon audit or otherwise, then appropriate adjustments shall be computed (without interest but with additional Gross Up, if applicable) by such tax counsel based upon the amount of the Excise Tax as finally determined by the internal Revenue Service or a court of law. Any additional amount






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due you as a result of such adjustment shall be paid to you by the Company in cash in a lump sum within thirty (30) days of such computation, or, if less than the Gross Up, any amount due the Company as a result of such adjustment shall be paid to the Company by you in cash in a lump sum within thirty (30) days of such computation.

         8. We confirm that as an additional inducement to your accepting the position of CFO, on February 1, 1999, you were granted options to purchase 30,000 shares of the Company's stock, which options have an initial exercise price of $6.25 per share (the closing price for the Company's stock on February 1, 1999). Attached hereto as Exhibit A is a Stock Option Certificate in the form to be issued to evidence the options.

         9. The Company may terminate your employment for "Good Cause," which shall mean (A) conviction of a felony or conviction of any crime in connection with your employment by the Company which causes the Company a substantial detriment (other than traffic offenses); (B) your willful, substantial, continued and unjustified refusal or failure to perform your duties with the Company to the extent of your ability to do so (other than any failure due to physical or mental incapacity); (C) your willful misconduct materially and demonstrably injurious to the Company, financially or otherwise or (D) your substantial dependence on alcohol, or any narcotic drug or other controlled or illegal substance, provided that failure to submit to any medical examination reasonably requested by the Company shall itself constitute a separate basis for termination for "Good Cause."

             With respect to each of the bases for termination specified in Subsections (B), (C) or (D) of this Section 9, the Company may terminate your employment only if (i) you have been provided with notice from the Company of any assertion that there is a basis for termination for "Good Cause," which notice shall specify in reasonable detail specific facts regarding any such assertion, and you will have been given a reasonable period of time within which to remedy or cure the problem or complaint (which period of time shall in no event exceed 60 days after the receipt of such notice), and (ii) an additional written notice is provided to you at least 10 days





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before this letter agreement is terminated for Good Cause.

         10. If your employment is terminated as the result of your death, your Base Salary will be paid to your estate until the end of the calendar month in which the death occurs. If you voluntarily terminate your employment or the Company terminates your employment for Good Cause, you shall be paid only your Base Salary until the date of termination. All rights under this letter agreement, other than those already accrued, terminate upon the termination of your employment with the Company.

         11. You will be eligible to participate in such employee health and medical insurance, disability insurance, benefit plans and other fringe benefits as the Company may from time to time provide or make available to its senior management. In addition, the Company will provide to you, and maintain at all times during the term of this letter agreement, at the Company's cost, term life insurance in an amount not less than One Million Dollars ($1,000,000).

         12. You will be entitled to vacations with pay and to such personal and sick leave with pay in accordance with the policies of the Company as may be established from time to time by the Company and applied to other members of senior management of the Company.

         13. The Company will provide you with a fully furnished office in Tampa, Florida. The facilities of the Company will be generally available to the you in the performance of your duties pursuant to this letter agreement, it being understood and contemplated by the parties that all equipment, supplies and office personnel required in the performance of your duties under this letter agreement will be provided by and at the sole expense of the Company in Tampa, Florida

         14. The conditions of your employment as described in this letter agreement may not be altered or otherwise amended except pursuant to an instrument in writing signed by you and the Company.





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         15. The Company will pay the reasonable fees and expenses of your counsel assisting you in the negotiation and preparation of this letter agreement.

         16. You will be under no duty to mitigate any loss of income as result of the termination of your employment hereunder and any payments due to you upon termination of your employment will not be reduced in respect of any other employment compensation received by you following such termination.

         17. This letter agreement shall be construed pursuant to and governed by the substantive laws of the State of Florida (except that any provision of Florida law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Florida).

         18. The Company shall reimburse you, in accordance with the Company's policies and practices for senior management, for all reasonable expenses incurred by you in the performance of your duties under this letter agreement; provided, however, that you must furnish to the Company an itemized account, reasonably satisfactory to the Company, in substantiation of such expenditures.

         19. Except as provided in this letter agreement, and except as to stock options previously granted by the Company to you, this letter contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings.

         20. This letter agreement will inure to the benefit of and be binding upon the parties hereto, and their respective heirs, successors and assigns, including, without limitation, successors or assigns as a result of a Change of Control, and any purchaser, assignee or





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transferee of all or substantially all of the assets of the Company.

         21. All notices that are required or may be given pursuant to the terms of this letter agreement must be in writing and will be sufficient in all respects if given in writing and delivered personally or by a recognized courier service or by registered or certified mail, postage prepaid, to a party at the following address (or to the attention of such other person or to such other address as any party shall provide to the other party by notice in accordance with this Section):



         If to the Company:                    Lamalie Associates, Inc.
                                               3903 Northdale Blvd., Suite 220E
                                               Tampa, FL 33624







         If to Philip Albright:                2914 Bay Vista Avenue
                                               Tampa, FL 33611






Any such notice under this Section shall be deemed to have been given and received on the day it is personally delivered or delivered by a recognized courier service or, if mailed, on the seventh day after it is mailed.

         22. The Company will maintain, at all times, during the term of this letter agreement, at the Company's cost, a directors' and officers' liability insurance policy or policies, with substantially the same coverages and in substantially the same policy amounts, as are in effect as of the date of this letter agreement.

         Please understand that while it is our hope and belief that our relationship will be a long one, this is an offer of employment on an "at will" basis. Nothing in this letter should be construed as creating any other type of employment relationship.





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         If this letter accurately reflects our understandings, please date and sign both copies of this letter, keeping one copy for your records and returning one fully executed copy to the undersigned.

                                         LAI WORLDWIDE, INC.



                                         By:
                                            -----------------------------------
                                                Patrick J. McDonnell, President





Accepted and Agreed to this
_____ day of February, 1999




---------------------------------------
          Philip R. Albright